Lackowicz, Shier & Hoffman Barristers & Solicitors	Suite 300, 204 Black Street Whitehorse, Yukon Y1A 2M9 Telephone: 867-668-5252 Fax: 867-668-5251 E-mail: lackowicz.shier@yukonlaw.com
IN ASSOCIATION WITH
Reply Attention To: Paul W. Lackowicz DIRECT E-MAIL:plackowicz@yukonlaw.com

Our File No: 32013

December 3, 2004

Apollo Gold Corporation
4601 DTC Blvd., Suite 750
Denver, Colorado
80237

Dear Sirs/Mesdames:

Re:	Apollo Gold Corporation (the “Corporation”)

We have been requested by the Corporation as its Yukon counsel to provide to you the following opinions in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 as amended, relating to the offering and resale of up to 24,137,681 common shares of the Corporation (the “Offered Shares”) by certain shareholders of the Corporation (the “Selling Shareholders”). Both the Offered Shares and the Selling Shareholders are identified in the Prospectus dated December 6, 2004 which has been filed by the Corporation with the Securities and Exchange Commission in conjunction with the Registration Statement (the “Prospectus”).

This opinion letter is divided into three parts, each related to the shares described in the “Selling Shareholders” section of the Prospectus. Section A deals with the Share Payment shares. Section B deals with the Compensation Warrant shares. Section C deals with the remainder of the shares described in the “Selling Shareholders” section of the Prospectus (the “Remainder Shares”).

Section A: Share Payment Shares

The Corporation entered into an Exploration, Development and Mine Operating Agreement with Argonaut mines LLC (“Argonaut”) dated April 30, 2004 (the “Exploration Agreement”), pursuant to which the Corporation agreed to issue to Argonaut 48, 978 common shares (“Share Payment Shares”).

Paul W. Lackowicz Lori A. Lavoie	Daniel S. Shier Serge M. Lamarche Counsel: Timothy S. Preston, Q.C.	Debbie P. Hoffman Brenda F.Smichura-Jerome

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Scope of Review

We have been provided with faxed or e-mailed copies of the following:

(a)	the Exploration Agreement;

(b)	a certificate of the Senior Vice-President Finance and Corporate Development of the Corporation dated December 4, 2004, as to various factual matters and to which are attached the resolutions of the board of directors of the Corporation passed at a meeting held on March 10, 2004 authorizing and approving:

1.	the entering into of the Exploration Agreement;

2.	the issuance of the Share Payment Shares

(the “Factual Matters Certificate”);

and we have obtained an original

(c)	certificate of status dated December 1, 2004 for the Corporation issued pursuant to the Business Corporations Act (Yukon) (the “Yukon Certificate”).

Assumptions

In rendering this opinion, we have assumed:

(a)	The genuineness of all signatures;

(b)	The authenticity and completeness of all documents submitted to us as originals;

(c)	The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

(d)	The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

(e)	The transfer agent for the Corporation has noted the issuance of the Share Transfer Shares to Argonaut in the share register for the Corporation; and

(f)	The Corporation has received the consideration for the Share Payment Shares pursuant to the Exploration Agreement and to the extent that property or service is received as consideration, it is not less in value than the fair equivalent of the money that the Corporation would have received if such warrants had been issued for money.

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For purposes of our opinion in paragraph 1 below as to the good standing of the Corporation, we have relied exclusively on the Yukon Certificate and have assumed no changes in the status of the Corporation since the date of such certificate.

For purposes of our opinion in paragraph 2 below as to the number of Share Payment Shares issued to Argonaut, we have relied exclusively upon the Factual Matters Certificate defined in this section of the opinion.

Opinions

Subject to the foregoing, we are of the opinion that:

1.    The Corporation is a corporation duly continued and is validly existing under the laws of the Yukon Territory, and is in good standing with respect to the filing of its annual reports with the Registrar.

2.    The Share Payment Shares are validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Corporation.

Section B: Compensation Warrant Shares

The Corporation entered into a bridge loan debenture transaction (the “Debenture Transaction”) pursuant to an Underwriting Agreement between the Corporation and Regent Mercantile Bancorp Inc. (the “Underwriter”) dated October 19, 2004 (the “Underwriting Agreement ”), and in accordance with the Underwriting Agreement, the Corporation issued Cdn.$3,775,000, on a private placement basis, of principal amount of 25% secured Series 2004-A debenture (the “Debenture”) to a subscriber resident in the Province of Ontario (the "Subscriber"). In addition, the Corporation issued to the Underwriter, as additional compensation for acting as underwriter for the Debenture Transaction, 1,000,000 compensation warrants (the “ Underwriter’s Warrants ”), with each Underwriter’s Warrant entitling the holder to purchase one common share of the Corporation during a period of two years from the date of issue at US$0.80 per share (the “Underwriter’s Underlying Shares”).

Scope of Review

We have been provided with faxed or e-mailed copies of the following:

(a)	the Underwriting Agreement;

(b)	the Subscription Agreement;

(c)	the Debenture;

(d)	the certificate representing the Underwriter’s Warrants (the "Warrant Certificate");

(all of the above documents are collectively referred to herein as the “Documents”);

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(e)	a certificate of the Secretary of the Corporation to which are attached the articles and bylaws of the Corporation and resolutions of the board of directors of the Corporation passed at a meeting held on October 7, 2004 authorizing and approving:

3.	the entering into of the Underwriting Agreement;

4.	the creation and issuance of the Debenture;

5.	the creation and issuance of the Underwriter’s Warrants; and

6.	the issuance of the Underwriter’s Underlying Shares;

certified on October 19, 2004 by the Secretary of the Corporation; and

(g)	a certificate of the Secretary of the Corporation as to various factual matters dated October 19, 2004 (the “Factual Matters Certificate”).

Assumptions

In rendering this opinion, we have assumed:

(a)	The genuineness of all signatures;

(b)	The authenticity and completeness of all documents submitted to us as originals;

(c)	The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

(d)	The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such; and

(e)	The Corporation has received the consideration for the Underwriter’s Warrants and to the extent that property or service is received as consideration, it is not less in value than the fair equivalent of the money that the Corporation would have received if such warrants had been issued for money.

Opinions

Subject to the foregoing, we are of the opinion that:

1.    The Underwriter’s Underlying Shares have been duly authorized and allotted for issuance and will, when issued upon the exercise of the Underwriter’s Warrants, in accordance with the terms of such warrants, be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Corporation.

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Section C: Remainder Shares

The Corporation offered for issue and sale the following securities (the "Offering") through Regent Mercantile Bancorp Inc. ("Regent"), as agent:

(i)     Up to US$12,500,000.00 principal amount special notes of the Corporation (the "Special Notes") at a price of US$1,000.00 principal amount per each US$1,000.00 principal amount of Special Note, with each US$1,000.00 principal amount of Special Note convertible, without payment of additional consideration, into US$1,000.00 principal amount of 12% Series 2004-B secured convertible debentures of the Corporation having a three year term (the " Series B Debentures") and, subject to certain adjustment, 600 common share purchase warrants (each a "Special Note Warrant"), with each Special Note Warrant entitling the holder to purchase one additional common share of the Corporation (a "Note Warrant Share") during a three year period from the date of issue at US$0.80 per share; with the principal amount of the Series B Debenture convertible during its term into common shares of the Corporation (the " Debenture Common Shares") at US$0.75 per share; and

(ii)     Up to US$4,500,000.00 worth of special warrants (the "Special Warrants") of the Corporation at a price of US$0.75 per Special Warrant, with each Special Warrant convertible, without payment of additional consideration, into one unit (each a "Unit") consisting of, subject to certain adjustments, one (1) common share of the Corporation (a "Unit Share") and 0.6 common share purchase warrant (a "Unit Warrant"), with each whole Unit Warrant entitling the holder to purchase one additional common share of the Corporation (a "Unit Warrant Share") during a three year period from the date of issue at US$0.80 per share, to certain subscribers (the "Subscribers") pursuant to the terms and conditions of the agency agreement dated November 4, 2004 between the Corporation and Regent (the "Agency Agreement").

Pursuant to the Agency Agreement, the Corporation has agreed to pay to Regent a cash commission of 6.5% of the gross proceeds realized by the Corporation in respect of the sale of the Special Notes and the Special Warrants (together, the "Offered Securities") and grant to Regent non-assignable compensation options (the "Compensation Options"), exercisable at no additional consideration into that number of compensation warrants (the " Compensation Warrants") equal to, subject to certain adjustments, the number of common shares purchasable by an amount equal to 10% of the gross proceeds raised by Regent from the sale of the Offered Securities at US$0.75 per share, in accordance with the terms of the Agency Agreement. Each Compensation Warrant will entitle the holder to purchase one common share of the Corporation (a "Compensation Warrant Share") at US$0.80 per share for a two year period from the date of issue.

We understand that the Remainder Shares are comprised of the following:

1.    5,778,960 common shares of the Corporation (the “Note Warrant Shares”);

2.    11,674,665 common shares of the Corporation ( the “Debenture Common Shares”);

3.    2,559,331 common shares of the Corporation (the “Unit Shares”);

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4.    1,535,600 common shares of the Corporation (the “Unit Warrant Shares”); and

5.	1,540,146 common shares of the Corporation (the “Compensation Warrant Shares”).

Scope of Review

We have been provided with faxed or e-mailed copies the following:

(a)	the Agency Agreement;

(b)	the subscription agreements for the Offered Securities executed by the Subscribers and accepted by the Corporation (collectively, the "Subscription Agreements");

(c)	the registration rights agreements dated as of the date hereof by the Corporation in favour of the Subscribers and Regent (the “Registration Rights Agreement”);

(d)	the debenture indenture dated as of the date hereof among the Corporation, Apollo Gold, Inc. and The Canada Trust Company (the "Indenture Trustee") in respect of the creation and issuance of the Series B Debentures (the "Indenture");

(e)	the certificates representing the Special Notes issued to the Subscribers;

(f)	the certificates representing the Special Warrants issued to the Subscribers;

(g)	the certificates representing the Compensation Options (the "Compensation Option Certificate");

(h)	the form of certificate representing the Series B Debentures issuable under the Indenture;

(i)	the form of certificate representing the Special Note Warrants;

(j)	the form of certificate representing the Unit Warrants; and

(k)	the form of certificate representing the Compensation Warrants (the "Compensation Warrant Certificate").

The agreements, instruments and certificates referred to in (a) through (g) above are hereinafter referred to collectively as the "Documents".

In connection with the opinions hereinafter expressed, we have examined and relied upon faxed or e-mailed copies of the following:

a)	executed copies of each of the Documents and forms of certificates referred to above in items (g) through (j);

b)	resolutions of the directors of the Corporation, certified copies of which have been delivered to you today, relating to matters relevant to this opinion;

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2)	a certificate of an officer of the Corporation referred to in the Agency Agreement; and

d)	a certificate of an officer of the Corporation relating to factual matters (the "Officer's Certificate").

Assumptions

In rendering this opinion, we have assumed:

(a)	The genuineness of all signatures;

(b)	The authenticity and completeness of all documents submitted to us as originals;

(c)	The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

(d)	Each of the Documents creates legal, valid and binding obligations of, and is enforceable in accordance with its terms against, each of the parties thereto other than the Corporation;

(e)	The Documents were unconditionally delivered by the Corporation;

(f)	The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

(g)	The Corporation has received the consideration for the Special Notes, the Special Warrants and the Compensation Option, and to the extent that property or service is received as consideration, it is not less in value that the fair equivalent of the money that the Corporation would have received if such warrants had been issued for money;

(h)	The Special Notes, Special Warrants, Compensation Options, Series B Debenture, and the Special Note Warrants have been validly issued and the Corporation has unconditionally delivered the document or certificate representing same; and

(i)	When making any reference in the following opinions to the Debenture Common Shares, Note Warrant Shares, Unit Shares, Unit Warrant Shares or Compensation Warrant Shares being validly issued, the transfer agent for the Corporation has noted the issuance of such shares to the proper parties in the share register for the Corporation, and the Corporation has received the full consideration for such shares in accordance with the terms of the Document underlying the issuance of such shares.

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Opinions

Subject to the foregoing, we are of the opinion that:

1.    The Note Warrant Shares to be issued upon the exercise of the Special Note Warrants have been set aside and reserved for issuance and allotted for issuance to the holders, from time to time, of the Special Note Warrants and such Note Warrant Shares will, when issued upon the exercise of the Special Note Warrants in accordance with the terms of the certificates representing the Special Note Warrants, be validly issued as fully paid and non-assessable common shares of the Corporation.

2.    The Debenture Common Shares to be issued upon the conversion of the Series B Debentures have been set aside and reserved for issuance and allotted for issuance to the holders, from time to time, of the Series B Debentures and such Debenture Common Shares will, when issued upon the conversion of the Series B Debentures in accordance with the terms of the Indenture, be validly issued as fully paid and non-assessable common shares of the Corporation.

3.    The Unit Shares to be issued upon the exercise of the Special Warrants have been set aside and reserved for issuance and allotted for issuance to the holders, from time to time, of the Special Warrants and such Unit Shares will, when issued upon the exercise of the Special Warrants in accordance with the terms of the certificates representing the Special Warrants, be validly issued as fully paid and non-assessable common shares of the Corporation.

4.    The Unit Warrant Shares to be issued upon the exercise of the Unit Warrants have been set aside and reserved for issuance and allotted for issuance to the holders, from time to time, of the Unit Warrants and such Unit Warrant Shares will, when issued upon the exercise of the Unit Warrants in accordance with the terms of the certificates representing the Unit Warrants, be validly issued as fully paid and non-assessable common shares of the Corporation.

5.    The Compensation Warrant Shares to be issued upon the exercise of the Compensation Warrants have been set aside and reserved for issuance and allotted for issuance to the holders, from time to time, of the Compensation Warrants and such Compensation Warrant Shares will, when issued upon the exercise of the Compensation Warrants in accordance with the terms of the certificates representing the Compensation Warrants, be validly issued as fully paid and non-assessable common shares of the Corporation.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.

We act only as the Registered Office for the Corporation in the Yukon Territory and have not been and are not regular counsel to the Corporation in any business transactions or litigation. We have reviewed the documents noted above in the sections headed "Scope of Review", but we have not participated in the negotiation of their terms or the drafting thereof.

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This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

This opinion is furnished solely for the benefit of the addressee hereof and may not be used, circulated, quoted, relied upon or distributed, or otherwise referred to by any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Yours very truly,

            LACKOWICZ, SHIER & HOFFMAN
                                                        /S/ LACKOWICZ, SHIER & HOFFMAN